Exhibit 10.15

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

            This Amended and Restated Employment Agreement (this “Agreement”) is made by and between ExpressJet Holdings, Inc., a Delaware corporation (“Company”), and Scott R. Peterson (“Executive”).

W I T N E S S E T H:

            WHEREAS, Company and Executive previously entered into that certain Employment Agreement, dated as of October 16, 2003 (the “Original Agreement”), setting forth the terms of Executive's employment with Company; and

            WHEREAS, the parties now desire to have this Agreement amend and restate the Original Agreement in its entirety and supersede the Original Agreement in all respects effective as of the date hereof (the “Effective Date”), except for Section 3.1 which shall become effective April 1, 2005;

            NOW THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive hereby agree as follows:

ARTICLE I:  EMPLOYMENT AND DUTIES

            1.1       Employment; Effective Date.  Beginning as of the Effective Date, Company agrees to employ Executive and Executive agrees to be employed by Company, at will of both Company and Executive, subject to the terms and conditions of this Agreement.

            1.2       Position.  From and after the Effective Date, Executive shall be employed in the position of Vice President, General Counsel and Secretary of Company and ExpressJet Airlines, Inc. and/or any successor to substantially all of the assets of ExpressJet Airlines, Inc. (ExpressJet Airlines, Inc. and any such successor shall be collectively referred to herein as “ExpressJet”), or Company shall employ, or cause a subsidiary of Company to employ, Executive in such other position or positions as the parties may mutually agree.

            1.3       Duties and Services.  Executive agrees to serve in the positions referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices as determined by Company or ExpressJet, as applicable, as well as such additional duties and services which Executive from time to time may be reasonably directed to perform by Company or ExpressJet, as applicable.

ARTICLE II:  AT-WILL EMPLOYMENT RELATIONSHIP

            2.1       Employment At-Will.  The employment relationship between Executive and Company is at-will.  Each of Executive and Company shall have the right to terminate the employment relationship at any time and for any reason whatsoever, with or without cause, and without any liability or obligation except as may be expressly provided in this Agreement.

            2.2       Notice of Termination.  If Company or Executive desires to terminate Executive’s employment hereunder, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

ARTICLE III:  COMPENSATION AND BENEFITS

            3.1       Base Salary.  During the period of this Agreement, Executive shall receive a minimum annual base salary equal to the greater of (i) $193,200.00 or (ii) such amount as Company and Executive mutually may agree upon from time to time.  Executive’s annual base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives but no less frequently than semi-monthly.

            3.2       Bonus Programs.  Executive shall participate in each cash bonus program maintained by Company or ExpressJet on and after the Effective Date (including without limitation any such program maintained for the year during which the Effective Date occurs) at a level which is not less than the participation level made available to similarly situated employees of the Company.

            3.3       Other Company Benefits.  Executive shall be entitled to no less than four weeks of vacation benefits annually.  During his employment hereunder, Executive and, to the extent applicable, Executive’s family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated employees of Company or ExpressJet.  Such benefits, plans and programs may include, without limitation, profit sharing plan, thrift plan, annual physical examinations, health insurance or health care plan, life insurance, disability insurance, pension plan, pass privileges on Continental Airlines, Inc. (“Continental”) or ExpressJet flights, flight privileges and the like.  Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to similarly situated employees generally; provided, however, that Company shall not change, amend or discontinue Executive’s Flight Privileges (as defined below) without his prior written consent.  Executive will be eligible to receive restricted stock and stock option grants under the Company’s equity incentive plans in accordance with Company policy and Executive’s position within the Company.  For all purposes, including without limitation compensation, benefits and perquisites, Executive shall be given credit for all time spent in the employment of Continental.  To the extent that such credit is not permitted by law with respect to any benefit plan, additional credit, benefits and/or compensation shall be granted outside such plan in order to provide a benefit that places Executive in substantially the same economic position.  Company shall use its reasonably commercial best efforts to provide Platinum Elite OnePass Cards (or similar highest category successor frequent flyer cards) in Executive’s and Executive’s spouse’s names for use on the System and a membership for Executive and Executive’s spouse in Continental’s Presidents Club (or any successor program maintained in the System).

ARTICLE IV: TERMINATION OF EMPLOYMENT

            4.1       Company’s Right to Terminate.  Company, acting pursuant to an express resolution of the Board of Directors of Company (the “Board of Directors”), shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

            (i)         upon Executive’s death;

            (ii)        upon Executive’s becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the material duties and services required of him hereunder on a full-time basis during such period;

            (iii)       for cause, which for purposes of this Agreement shall mean Executive’s gross negligence or willful misconduct in the performance of, or Executive’s abuse of alcohol or drugs rendering him unable to perform, the material duties and services required of him pursuant to this Agreement;

            (iv)       for Executive’s material breach of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following receipt by Executive of written notice by Company of such breach; or

            (v)        for any other reason whatsoever, in the sole discretion of the Board of Directors.

            4.2       Executive’s Right to Terminate.  Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

            (i)         the assignment to Executive of duties materially inconsistent with the duties associated with the positions described in paragraph 1.2 as such duties are constituted as of the Effective Date;

            (ii)        a material diminution in nature or scope of Executive’s authority, responsibilities, or title from those applicable to him as of the Effective Date;

            (iii)       the occurrence of material acts or conduct on the part of Company or ExpressJet or their respective officers or representatives which prevent Executive from performing his duties and responsibilities pursuant to this Agreement;

            (iv)       Company or ExpressJet requiring Executive to be permanently based anywhere outside a major urban center in Texas;

            (v)        the taking of any action by Company or ExpressJet that would materially adversely affect the corporate amenities enjoyed by Executive on the Effective Date;

            (vi)       a material breach by Company of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following receipt by Company of written notice of such breach by Executive; or

            (vii)      for any other reason whatsoever, in the sole discretion of Executive.

            4.3       Payment Obligations Absolute.  Company’s obligation to pay Executive the amounts and to make the arrangements provided in this Article IV shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against him or anyone else.  All amounts payable by Company shall be paid without notice or demand.  Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article IV, and, except as provided in paragraph 5.4 with respect to Continuation Coverage, the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, joint venturer, or otherwise) shall in no event effect any reduction of Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Article IV.

ARTICLE V:  EFFECT OF TERMINATION

            5.1       Effect on Compensation.  Upon termination of the employment relationship by either Executive or Company, regardless of the reason therefor, all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment, except that:

            (i)         if such termination shall constitute an Involuntary Termination prior to a Change in Control or after the date that is eighteen months after a Change in Control (as such terms are defined in paragraph 5.4), then, subject to the provisions of paragraphs 5.2 and 5.3, (1) Company shall provide Executive with Flight Privileges (as such term is defined in paragraph 5.4) for the remainder of Executive’s lifetime, (2) Company shall provide Executive and his eligible dependents with Continuation Coverage (as such term is defined in paragraph 5.4) for the Severance Period (as such term is defined in paragraph 5.4), (3) Company shall pay Executive the Monthly Severance Amount (as such term is defined in paragraph 5.4) each month during the Severance Period, (4) Company may, in the sole discretion of the Board of Directors or the Human Resources Committee of the Board of Directors pay Executive a pro rata target bonus at the same time bonuses are paid to active employees of Company, and (5) Company shall provide Executive with Outplacement Services (as such term is defined in paragraph 5.4); and

            (ii)        if such termination shall constitute an Involuntary Termination or a termination by Executive of Executive’s employment with Company for any reason encompassed by paragraph 4.2 and such termination occurs within eighteen months after a Change in Control, then, subject to the provisions of paragraphs 5.2 and 5.3, (1) Company shall provide Executive with Flight Privileges (as such term is defined in paragraph 5.4) for the remainder of Executive’s lifetime, (2) Company shall provide Executive and his eligible dependents with Continuation Coverage (as such term is defined in paragraph 5.4) for the Severance Period (as such term is defined in paragraph 5.4), (3) Company shall pay Executive on or before the effective date of such termination a lump-sum cash payment in an amount equal to the sum of (A) a pro rata bonus payment (notwithstanding any contrary provision in Company’s cash bonus program) equal to the amount of Executive’s annual base salary pursuant to paragraph 3.1  at the rate in effect immediately prior to Executive’s termination of employment, multiplied by the target rate under Company’s cash bonus program at the rate in effect for the year of termination, and further multiplied by a fraction, the numerator of which is the number of days which have elapsed in the calendar year during which the date of termination falls, and the denominator of which is three hundred sixty-five (365), plus (B) two times the Executive’s base salary pursuant to paragraph 3.1 at the rate in effect immediately prior to Executive’s termination of employment, plus (C) two times the amount of Executive’s annual base salary pursuant to paragraph 3.1 at the rate in effect immediately prior to Executive’s termination of employment, multiplied by the target rate under Company’s cash bonus program in effect for the year of termination, and (4) Company shall provide Executive with Outplacement Services (as such term is defined in paragraph 5.4).  Notwithstanding anything contained herein, if a Change in Control occurs and Executive’s employment with Company is terminated by reason of an Involuntary Termination prior to the date of the Change in Control, and if such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, then Executive shall, in lieu of the payments and benefits described in paragraph 5.1(i) above, be entitled to the payments and additional benefits described in this paragraph 5.1(ii) as if such Involuntary Termination had occurred within eighteen months following the Change in Control; and

            (iii)       if such termination is a result of Executive’s retirement under Company’s retirement policy or program generally applicable to similarly situated employees of Company, then Company shall, subject to the provisions of paragraph 5.3, provide Executive with Flight Privileges for the remainder of Executive’s lifetime.

            No remuneration or wages earned by Executive during or with respect to the Severance Period (whether earned as an employee, independent contractor, sole proprietor, joint venturer, or otherwise) shall reduce Company’s obligation to pay the Monthly Severance Amount each month during the Severance Period.  Company may set off any amounts owed by Executive to Company or any of its affiliates against any obligation to pay the Monthly Severance Amount.

            5.2       Liquidated Damages.  In light of the difficulties in estimating the damages to Executive in the event Executive’s employment is subject to an Involuntary Termination, Company and Executive hereby agree (for themselves and for the express and directly enforceable benefit of Company’s affiliates) that the payments and benefits, if any, to be received by Executive pursuant to paragraph 5.1 shall be received by Executive as liquidated damages.  Payment of the compensation and benefits to Executive pursuant to paragraph 5.1 shall be offset against any amounts to which Executive may otherwise be entitled under any and all severance plans and policies maintained by Company or its affiliates.

            5.3       Certain Post-Termination Obligations.  As part of the consideration for the compensation to be paid under this Agreement, to protect the trade secrets and confidential information of Company and its affiliates that have been and will in the future be disclosed or entrusted to Executive, the business opportunities of Company and its affiliates that have been and will in the future be disclosed or entrusted to Executive, the relationships with customers of Company and its affiliates that have been and will in the future be developed in Executive, the special training and knowledge relevant to Executive’s employment responsibilities and duties, or the business goodwill of Company and its affiliates that has been and will in the future be developed in Executive, and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the post-termination obligations set forth in this Agreement.  All payments and benefits to Executive hereunder shall be subject to Executive’s compliance with the following provisions for two full years after the termination of Executive’s employment hereunder:

            (i)         Executive shall, upon reasonable notice, furnish such information and proper assistance to Company and its affiliates as may reasonably be required in connection with any litigation in which it or any of its affiliates is, or may become, a party;

            (ii)        Executive will not, directly or indirectly for Executive or for others, in any geographic area or market where Company or any of its affiliates are conducting any business or have during the previous 12 months conducted such business:

                        (a)       engage in any Competitive Business (as defined below);

                        (b)       render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any Competitive Business with respect to such Competitive Business; or

                        (c)        induce any employee of Company or any affiliate of Company to terminate his or her employment with Company or such affiliate, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company;

            (iii)       any public statements made by Executive concerning Company or its affiliates, or their officers, directors, or employees shall be submitted in writing for prior approval by Company’s  public relations and legal departments, and Executive shall not make any such public statements which are not so approved; and

            (iv)       upon termination of employment, Executive shall (a) promptly return to Company all property (including all keys, passes, credit cards, documents, memoranda and computer hardware and software) of Company or any of its affiliates or Continental then in his possession or control, and (b) in the same manner as if he were still employed by Company, hold in confidence, and not disclose to any person, all business plans, trade secrets, and confidential or proprietary information of Company or any of its affiliates, and shall not use any such plans, secrets or information in a manner which is detrimental to Company or its affiliates.

            For purposes of this paragraph 5.3, the term “Competitive Business” shall mean the business of owning, acquiring, establishing, operating, and maintaining a regional airline in the United States.  Notwithstanding the foregoing, the noncompetition obligations set forth in this paragraph shall not be considered violated if Executive becomes an employee, officer, consultant, advisor, or member of the board of directors of a major, mainline airline; provided however, that, if such airline also engages in a Competitive Business, then this exception shall apply only if Executive’s primary duties, and the principal portion of Executive’s working time, are related to the business of such airline other than the Competitive Business.

            If Executive fails to comply with the above obligations, Company may cease making any and all payments hereunder, and Company and Company’s affiliates may cease extending benefits to Executive and may recover by appropriate action instituted in any court of competent jurisdiction any severance payments theretofore paid to Executive.  Executive agrees that the obligations of Executive contained in this paragraph 5.3 are in addition to any rights Company or Company’s affiliates may have in law or at equity, and that it is not possible to measure in money the damages which may be suffered by Company or Company’s affiliates if Executive breaches any of the provisions of this paragraph 5.3.  Therefore, if Executive breaches any of the provisions of this paragraph 5.3, each of Company and Company’s affiliates shall be entitled to an injunction restraining Executive from violating such provisions.  If Company or any affiliate of Company shall institute any action or proceeding to enforce any such obligations, Executive hereby irrevocably waives the claim or defense that Company or an affiliate of Company has an adequate remedy at law and agrees not to assert in any such action or proceeding such claim or defense.  The foregoing shall not prejudice Company’s or any of its affiliates’ right to require Executive to account for and pay over to Company or a Company affiliate, and Executive agrees to account for and pay over, the compensation, profits, monies, accruals and other benefits derived or received by Executive as a result of any transaction or occurrence constituting a breach of this paragraph 5.3.   The duration of the obligations of Executive under this paragraph 5.3 shall be extended by and for the term of any period during which Executive is in breach of this paragraph 5.3.

            Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this paragraph 5.3 would cause irreparable injury to Company.  Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the United States during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.  Further, Executive acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living.  Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, Company and Executive intend to make this provision enforceable under the law or laws of all applicable states so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.  Such modification shall not affect the payments made to Executive under this Agreement.

            5.4       Certain Definitions and Additional Terms.  As used herein, the following capitalized terms shall have the meanings assigned below:

            (i)         “Change in Control” shall have the meaning assigned to such term in Company’s 2002 Stock Incentive Plan as in effect on the Effective Date;

            (ii)        “Continuation Coverage” shall mean the continued coverage of Executive and his eligible dependents under the welfare benefit plans available to similarly situated employees of Company who have not terminated employment (or the provision of equivalent benefits), including, without limitation, medical, health, dental, life insurance, disability, vision care, accidental death and dismemberment, and prescription drug, at no greater cost to Executive than that applicable to a similarly situated Company employee who has not terminated employment; provided, however, that (1) subject to clause (2) below, the coverage under a particular welfare benefit plan (or the receipt of equivalent benefits) shall terminate upon Executive’s receipt of comparable benefits from a subsequent employer and (2) if Executive (and/or his eligible dependents) would have been entitled to retiree coverage under a particular welfare benefit plan had he voluntarily retired on the date of the termination of his employment, then such coverage shall be continued as provided in such plan upon the expiration of the Severance Period.  Notwithstanding any provision in this Article V to the contrary, to the extent permitted by applicable law, Executive’s entitlement to any benefit continuation pursuant to Section 601 et. seq. of the Employee Retirement Income Security Act of 1974, as amended, shall commence at the end of the period of, and shall not be reduced by the provision of, any applicable Continuation Coverage;

            (iii)       “Flight Privileges” shall mean flight privileges on each airline operated by Company, Continental or any of their respective affiliates or any successor or successors thereto (the “System”), consisting of space available flight passes for Executive and Executive’s eligible family members (as such eligibility was in effect on April 17, 2002), a Universal Air Travel Plan (UATP) card (or, in the event of discontinuance of the UATP program, a similar charge card permitting the purchase of air travel through direct billing to Company, Continental, ExpressJet or any successor or successors thereto (a “Similar Card”)) in Executive’s name for charging on an annual basis up to the applicable Annual Travel Limit (as hereinafter defined) with respect to such year in value (valued identically to the calculation of imputed income resulting from such flight privileges described below) of flights (in any fare class) on the System for Executive, Executive’s spouse, Executive’s family and significant others as determined by Executive, and payment by Company to Executive (while an officer of Company) of an annual amount (not to exceed in any year the Annual Gross Up Limit (as hereinafter defined) with respect to such year) sufficient to pay, on an after-tax basis (i.e., after the payment by Executive of all taxes on such amount), the U.S. federal, state and local income taxes on imputed income resulting from such flights (such imputed income to be calculated during the term of such Flight Privileges at the lowest published or unpublished fare (i.e., 21-day advance purchase coach fare, lowest negotiated consolidator net fare, or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law), or such other valuation methodology as may be adopted by Company or Continental with respect to their valuation of UATP benefits generally or resulting from any other flight privileges extended to Executive as a result of Executive’s service as an executive of Company; provided, however, that the term “Flight Privileges” shall not include (A) space-available flight passes on Continental or any airline operated by Continental or any successor or successors thereto after the first to occur of (1) the date Executive’s employment with Company and its affiliates terminates for any reason whatsoever or (2) the  Exclusivity Ending Date (as such term is defined in that certain Employee Benefits Separation Agreement by and among Continental, Company, ExpressJet Airlines, Inc. and XJT Holdings, Inc. dated as of April 17, 2002), or (B) a UATP card (or Similar Card) issued by or used to charge flights on Continental or any airline operated by Continental or any successor or successors thereto after the first to occur of (1) the date Executive’s employment with Company and its affiliates terminates for any reason whatsoever or (2) the last day of the Capacity Purchase Period (as such term is defined in such Employee Benefits Separation Agreement);

            (iv)       “Involuntary Termination” shall mean any termination by Company of Executive’s employment with Company for any reason other than those reasons encompassed by paragraphs 4.1(i), (ii), (iii) or (iv);

            (v)        “Monthly Severance Amount” shall mean an amount equal to one-twelfth of Executive’s annual base salary pursuant to paragraph 3.1 in effect immediately prior to the termination of Executive’s employment;

            (vi)       “Outplacement Services” shall mean outplacement services, at Company’s cost and for a period of twelve months beginning on the date of Executive’s termination of employment, to be rendered by an agency selected by Executive and approved by the Board of Directors or the Human Resources Committee (with such approval not to be unreasonably withheld); and

            (vii)      “Severance Period” shall mean the period commencing on the date of Executive’s termination of employment and continuing for twenty-four months.

            As used for purposes of Flight Privileges, with respect to any year, “Annual Travel Limit” shall mean an amount (initially $18,750), which amount shall be adjusted  (i) annually to add thereto any portion of such amount unused since the end of the year 2004, and (ii) after the adjustment described in clause (i) above, automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by Continental as of April 17, 2002), so as to preserve the benefit of $18,750 annually (adjusted in accordance with clause (i) above) of flights relative to the valuations resulting from the valuation methodology used by Continental as of April 17, 2002 (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than the valuation that would result using the valuation methodology used by Continental as of April 17, 2002, then the Annual Travel Limit would be increased by 15% to $21,563, assuming no other adjustments pursuant to clause (i) above).  In determining any adjustment pursuant to clause (ii) above, Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation (and the basis for any adjustments pursuant to clause (i) above) will be provided to Executive upon request.  Company will promptly notify Executive in writing of any adjustments to the Annual Travel Limit described in this paragraph.

            As used for purposes of Flight Privileges, with respect to any year, the term “Annual Gross Up Limit” shall mean an amount (initially $7,500), which amount shall be adjusted (i) annually to add thereto any portion of such amount unused since the end of the year 2004, and (ii) after the adjustment described in clause (i)  above, automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by Continental as of April 17, 2002), so as to preserve the benefit of $7,500 annually (adjusted in accordance with clause (i) above) of tax gross up relative to the valuations resulting from the valuation methodology used by Continental as of April 17, 2002 (e.g., if a change in the valuation methodology results, on average, in flights being valued 15% higher than the valuation that would result using the valuation methodology used by Continental as of April 17, 2002, then the Annual Gross Up Limit would be increased by 15% to $8,625, assuming no other adjustments pursuant to clause (i) above).  In determining any adjustment pursuant to clause (ii) above, Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation (and the basis for any adjustments pursuant to clause (i) above) will be provided to Executive upon request.

Company will promptly notify Executive in writing of any adjustments to the Annual Gross Up Limit described in this paragraph.

            As used for purposes of Flight Privileges, a year may consist of twelve consecutive months other than a calendar year, it being Company’s practice as of the date hereof for purposes of Flight Privileges for a year to commence on November 1 and end on the following October 31 (for example, the twelve-month period from November 1, 2002 to October 31, 2003 is considered the year 2003 for purposes of Flight Privileges).

            As used for purposes of Flight Privileges, the term “affiliates” when used with respect to Company, means any entity controlled by, controlling, or under common control with Company.  For these purposes control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock of such entity. For purposes of Flight Privileges, however, Continental and Company shall not be deemed affiliates.

            No tickets issued on the System in connection with the Flight Privileges may be purchased other than directly from Company, Continental, ExpressJet or their respective successor or successors (i.e., no travel agent or other fee or commission based distributor may be used), nor may any such tickets be sold or transferred by Executive or any other person, nor may any such tickets be used by any person other than the person in whose name the ticket is issued.  Executive agrees that, after receipt of an invoice or other accounting statement therefor, he will promptly (and in any event within 45 days after receipt of such invoice or other accounting statement) reimburse Company, Continental or ExpressJet, as appropriate, for all charges on his UATP card (or Similar Card) that are not for flights on the System and that are not otherwise reimbursable to Executive under the applicable policies of Company for reimbursement of business expenses of officers of Company , or which are for tickets in excess of the applicable Annual Travel Limit.  Executive agrees that the credit availability under Executive’s UATP card (or Similar Card) may be suspended if Executive does not timely reimburse Company, Continental or ExpressJet, as appropriate, as described in the foregoing sentence or if Executive exceeds the applicable Annual Travel Limit with respect to a year; provided, that, immediately upon Company’s, Continental’s or ExpressJet’s, as appropriate, receipt of Executive’s reimbursement in full (or, in the case of exceeding the applicable Annual Travel Limit, beginning the next following year and after such reimbursement), the credit availability under Executive’s UATP card (or Similar Card) will be restored.

            The sole cost to Executive of flights on the System pursuant to use of Executive’s Flight Privileges will be the imputed income with respect to flights on the System charged on Executive’s UATP card (or Similar Card), calculated throughout the term of Executive’s Flight Privileges at the lowest published or unpublished fare (i.e., 21-day advance purchase coach fare, lowest negotiated consolidator net fare or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or such other valuation methodology as may be adopted by Company or Continental with respect to their valuation of UATP benefits generally, or as otherwise required by law, and reported to Executive as required by applicable law.  With respect to any period for which Company is obligated to provide the tax gross up described above, Executive will provide to Company, upon request, a calculation or other evidence of Executive’s marginal tax rate sufficient to permit Company to calculate accurately the amount to be paid to Executive.

            Executive will be issued a UATP card (or Similar Card) and an appropriate flight pass identification card, each valid at all times during the term of Executive’s Flight Privileges.

            Flight Privileges are intended to be used solely for personal reasons and may not be used for business purposes. Accordingly, notwithstanding any provision herein to the contrary, credit availability on Executive’s UATP card (or any Similar Card) may be suspended, and Executive’s UATP card (or any Similar Card) may be revoked or cancelled, if Executive’s UATP card (or any Similar Card) is used for business purposes and, after receiving written notice from the Company to cease such usage, Executive again uses his UATP card (or any Similar Card) for any business purpose (other than as described above).

            5.5       Code Section 280G Provisions.  Notwithstanding any other provision of this Agreement, if by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) any payment or benefit received or to be received by Executive in connection with a Change in Control or the termination of Executive’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangements or agreement with Company or an Affiliate (as defined below) (collectively with the Contract Payments, “Total Payments”)) would not be deductible (in whole or part) by Company, an Affiliate or other person making such payment or providing such benefit, then the Contract Payments shall be reduced (to zero if necessary) until no portion of the Total Payments is not deductible by reason of Section 280G of the Code; provided, however, that no such reduction shall be made unless the net after-tax benefit received by Executive shall after such reduction would exceed the net after-tax benefit received by Executive if no such reduction was made and provided that if any reduction is required, Executive shall have the right to determine which of the Contract Payments shall be reduced.  The foregoing determination and all determinations under this Section 5.5 shall be made by the Accountants (as defined below).  For purposes of this section, "net after-tax benefit" shall mean (i) the Total Payments that would constitute "parachute payments" within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to such payments calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.  For purposes of the foregoing determinations, (a) no portion of the Total Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the Severance Payment shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of the Accountants does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof); (c) the Contract Payments shall be reduced only to the extent necessary so that the Total Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of the Accountants;  and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  For purposes of this Section 5.5, the term “Affiliate” means Company’s successors, any person whose actions result in a Change in Control or any corporation affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with Company within the meaning of Section 1504 of the Code and “Accountants” shall mean Company’s independent certified public accountants serving immediately prior to the Change in Control, unless the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, in which case Company shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder).  For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accountant's determinations must be made on the basis of  "substantial authority" (within the meaning of Section 6662 of the Code).  All fees and expenses of the Accountants shall be borne solely by Company.

ARTICLE VI:  MISCELLANEOUS

            6.1       Notices.   For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to Company to:                   ExpressJet Holdings, Inc.
                                                            1600 Smith Street, Dept. HQSCE
                                                            Houston, Texas  77002
                                                            Attention:  Chief Executive Officer

            If to Executive to:                   Scott R. Peterson
                                                            8313 Winningham Lane
                                                            Houston, Texas 77055

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

            6.2       Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the state of Texas.

            6.3       No Waiver.  No failure by either party hereto at any time to give notice to any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

            6.4       Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

            6.5       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

            6.6       Withholding of Taxes and Other Employee Deductions.  Company and its affiliates may withhold from any benefits and payment made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

            6.7       Headings; Affiliates.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.  Except as otherwise provided herein, for purposes of this Agreement, the term “affiliate,” as applied to an entity (the “First Entity”), means an entity who directly, or indirectly through one or more intermediaries, is controlled by, is controlling, or is under common control with the First Entity.

            6.8       Gender and Plurals.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

            6.9       Successors.  This Agreement shall be binding upon and inure to the benefit of Company and its successors, and in each case successor shall include, without limitation, any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise.  Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of any party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other parties.

            6.10    Effect of Termination.  Termination of the employment relationship under this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination.

            6.11    Entire Agreement.  Except as provided in (i) the benefits, plans, and programs referenced in paragraph 3.3 and any awards under Company’s stock incentive plans, management bonus program or similar plans or programs adopted by Company or ExpressJet after the Effective Date and (ii) separate agreements (if any) governing Executive’s Flight Privileges relating to other airlines, this Agreement, as of the Effective Date, will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company.  Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

            6.12    Deemed Resignations.  Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and an automatic resignation of Executive from the Board of Directors (if applicable) and from the board of directors of any affiliate of Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 14th day of March, 2005, to be effective as of the Effective Date.

ExpressJet Holdings, Inc. By: /s/James B. Ream James B. Ream President and Chief Executive Officer

“Executive” By: /s/ Scott R. Peterson Scott R. Peterson